Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Calls 7-1/4% Notes for Redemption

Boston—January 15, 2014—Iron Mountain Incorporated (NYSE:IRM) announced today that it has called for redemption all of the £150 million in aggregate principal amount outstanding of its 7-1/4% Senior Subordinated Notes due 2014 (the “2014 Notes”) in accordance with the Indenture governing these notes. The redemption date for the 2014 Notes will be January 27, 2014.  The 2014 Notes will be redeemed at a redemption price of £1,000.00 for each £1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding January 27, 2014.  The Company expects to draw British pounds sterling under its revolving credit facility to finance the redemption.

This announcement does not constitute a notice of redemption for the 2014 Notes. The formal notices of redemption are being provided separately in accordance with the terms of the Indenture governing the notes.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management solutions. The company’s real estate network of over 64 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data backup and recovery, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

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Investor Relations contacts:

Melissa Marsden

Senior Vice President, Investor Relations

melissa.marsden@ironmountain.com

(617) 535-8595

Stephen P. Golden

Vice President, Investor Relations

sgolden@ironmountain.com

(617) 535-4769